Exhibit 99.1

Eton Pharmaceuticals relaunches HEMANGEOL® (propranolol) Oral Solution with Eton Cares and Exclusive Specialty Pharmacy Distribution

●	HEMANGEOL is now available exclusively through Anovo Specialty Pharmacy to streamline access and therapy initiation
●	Eton has integrated full Eton Cares patient support, including $0 co-pay for eligible commercially insured patients and expanded patient assistance programs
●	HEMANGEOL is the only FDA-approved treatment for infantile hemangioma, a pediatric rare disease that can be time-sensitive

DEER PARK, Ill., May 1, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced the relaunch of HEMANGEOL®.

“We are excited to deliver another major product launch for the company. HEMANGEOL is a critical and time-sensitive therapy where early treatment can meaningfully impact outcomes, and the only FDA-approved treatment for infantile hemangiomas. With the integration of Eton Cares and a dedicated rare disease specialty pharmacy model, we are focused on helping patients start therapy quickly and ensuring families are supported from prescription through treatment. Our HEMANGEOL commercial team has been actively working with caregivers, healthcare professionals, and pharmacies to ensure a seamless transition for patients,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“Infantile hemangiomas can evolve rapidly, and timely intervention is critical. In practice, the challenge is often not recognizing when to treat but ensuring that infants can start therapy without delays. Streamlined access to an FDA-approved treatment designed specifically for this population can meaningfully improve both outcomes and the care experience for families,” said Dr. Maria Gnarra Buethe, MD, PhD, Division Chief of Dermatology, Rady Children’s Hospital of Orange County and Director of Pediatric Dermatology, University of California, Irvine.

Dr. Kristi Derrick, MD, ScM, Clinical Assistant Professor, SUNY Downstate Health Sciences University (NY) and Paragon Skin Dermatology (NJ) added, “Infantile hemangiomas are common, but in some cases these skin lesions need to be treated urgently to prevent complications and provide the best cosmetic outcome. When a baby has an infantile hemangioma on the face, scalp, diaper area, skin folds or large or multiple lesions, it is important that the baby can get into a specialist quickly to discuss treatment options.”

“For families, an infantile hemangioma diagnosis is overwhelming and the window of opportunity to potentially prevent negative consequences is narrow. In order to prevent these adverse complications, prompt and early treatment is critical. At the Vascular Birthmarks Foundation, we advocate starting treatment as soon as the lesion is diagnosed. We strongly lobby for all primary care doctors to initiate HEMANGEOL treatment as soon as medically feasible,” said Dr. Linda Rozell- Shannon, Founder & President of The Vascular Birthmarks Foundation, a global non-profit that has networked over 150,000 patients with vascular malformations into treatment for over 30 years.

HEMANGEOL is an orphan drug indicated for the treatment of proliferating infantile hemangioma requiring systemic therapy. Infantile hemangiomas are non-cancerous vascular tumors which typically appear in the first days or weeks of a newborn’s life. In severe cases, infantile hemangiomas can lead to more serious complications, and require intervention with systemic therapy. Treatment with HEMANGEOL is typically initiated between five weeks to five months of age, and continues for approximately six months, representing a critical window where timely intervention can prevent complications and improve outcomes. It is estimated that approximately 5,000-10,000 infants are treated with HEMANGEOL annually in the United States.

Clinicians seeking to prescribe HEMANGEOL can e-prescribe by selecting Anovo #5 (Memphis) or fax a patient referral form to 855-813-2039. Patients with questions regarding their prescription or healthcare providers can call Anovo at the dedicated HEMANGEOL line 833-486-5950. Additional product details can be found on the product website, https://www.hemangeol.com.

Ref: American Academy of Pediatrics. Clinical Practice Guideline for the Management of Infantile Hemangiomas. Pediatrics. January 2019.

USE

HEMANGEOL (propranolol hydrochloride) oral solution is a prescription medicine used to treat proliferating infantile hemangioma (a type of birthmark) requiring treatment throughout the body.

Who should NOT take HEMANGEOL?

Do not give HEMANGEOL to your child if they:

●	Were born early and are less than 5 weeks corrected age
●	Weigh less than 4.5 lbs
●	Have asthma or a history of breathing problems (bronchospasm)
●	Have certain heart conditions (such as slow heart rate, heart block, or heart failure)
●	Have very low blood pressure
●	Have high blood pressure caused by a tumor on the adrenal gland, called “pheochromocytoma”
●	Are allergic to propranolol or any of the ingredients in HEMANGEOL

IMPORTANT SAFETY INFORMATION

HEMANGEOL may cause serious side effects, including:

Low blood sugar (hypoglycemia), which can be serious and may lead to seizures, loss of consciousness, or even death. This is more likely if your child is not eating well, is vomiting, or is sick. Always give HEMANGEOL during or right after feeding. Do not give a dose if your child is not eating. Signs of low blood sugar may include pale skin, sweating, irritability, unusual sleepiness, or seizures.

Bradycardia and hypotension. HEMANGEOL may slow your child’s heart rate or lower their blood pressure. Call your healthcare provider if your child seems unusually tired, dizzy, faints, or has pale or cold skin.

Bronchospasm. HEMANGEOL can cause breathing problems or make them worse. Get medical help right away if your child has wheezing or trouble breathing.

Cardiac failure. In certain patients with preexisting heart conditions, HEMANGEOL can worsen the heart’s ability to pump blood.

Increased risk of stroke. HEMANGEOL may increase the risk of stroke in children with certain blood vessel conditions (such as PHACE syndrome). Your healthcare provider may check for these conditions, especially in infants with large facial hemangiomas, before starting treatment.

Hypersensitivity. HEMANGEOL may make severe allergic reactions worse and may make it harder to treat these reactions with epinephrine (a medicine used in emergencies).

What are the most common side effects of HEMANGEOL?

The most common side effects include trouble sleeping, respiratory infections (such as colds or bronchitis), diarrhea, and vomiting.

Drug interactions

Tell your healthcare provider about all medicines your child takes, including prescription and over-the-counter medicines, vitamins, and herbal supplements. Certain medicines may affect how HEMANGEOL works or increase the risk of side effects, including medicines that affect how the body processes propranolol or increase the risk of low blood sugar (such as corticosteroids).

You are encouraged to report negative side effects of prescription drugs by contacting Eton Pharmaceuticals, Inc. at 1-855-224-0233 or the U.S. Food and Drug Administration (FDA) at https://www.fda.gov/safety/medwatch or call 1-800-FDA-1088.

Please see full Prescribing Information for more information.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has ten commercial rare disease products: KHINDIVITM, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com